China Architectural Engineering Provides Business Updates

ZHUHAI, China & NEW YORK, September 22, 2009 – China Architectural Engineering, Inc. (“CAE” or the “Company”) (NASDAQ: CAEI), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today provided updates on its Nine Dragon and Dubai Metro System projects.

Recently, the Nine Dragon Project successfully passed evaluation and assessment by China’s national experts, which should pave the way for new, large projects to commence construction by the end of this year and the beginning of next year.  The Nine Dragon Resort (“Resort”), which was mentioned in the Company’s press release dated June 24, 2009, covers 10 square kilometers (10 million sq. m.) and aims to become a preeminent tourist destination in China.  To date, the Resort has already completed construction of horse race tracks, polo grounds, yacht basin, golf courses, and other high-end leisure facilities.  Projects under construction include a marine theme park, movie theatres, premium retail outlets, five-star hotels, and luxurious residential apartments.

Ken Yi Luo, Chairman and Chief Executive Officer of China Architectural Engineering commented, “As the global financial crisis has not recovered abroad as quickly as in China, we continue to strategically shift our focus back to a stronger China domestic construction market.  I’m optimistic that a number of large Nine Dragon projects will launch by the end of this year, which should provide substantial new revenue sources for CAE the next several years.  We also hope that we will grow our Nine Dragon land assets and improve their corresponding market value, aided by China’s steady economic expansion and Shanghai’s unquestioned position as its financial center.”

Separately, on September 9, 2009, the Red Line, or first phase, of the Dubai Metro was officially opened.  As previously announced, CAE, through its subsidiary Techwell Engineering Limited, had been working towards completion of its unique external envelopes for stations along the Red Line of the Dubai Metro System.  According to the Company’s original construction blueprint, the majority of the Company’s construction work was completed at the end of June 2009, and final construction milestones were scheduled for completion in the third quarter of 2009. Techwell has generated approximately $92.8 million in total revenue for the Company since construction began in 2008.

With less than 5% of the Company’s contract remaining to be completed, Techwell was removed by the master contractor of the project, who also called for and received payment of $2.1 million in performance bonds and $7.3 million in advance payment bonds that were issued on Techwell’s behalf for the project.  The calling of the advance payment bonds was based on the master contractor’s belief that it had paid in excess of the construction work performed.  Techwell and the Company, as a guarantor of the bonds, do not believe that the master contractor had a proper basis for calling the bonds and have engaged Hill International, a global leader in managing construction risk and construction claims, to facilitate resolution of this dispute.

Mr. Luo continued, “We are satisfied with Techwell’s successful completion of the Red Line of the Dubai Metro, and we hope to resolve our dispute with the contractor.  Our unique design, technology, and craftsmanship continue to highlight our value proposition and capabilities.  We believe that we have fulfilled the duties and requirements of our contract.  We will continue our diligent efforts to create greater long-term value for our customers, partners, suppliers, employees, and shareholders.”

About China Architectural Engineering

China Architectural Engineering, Inc. (NASDAQ:CAEI) is a leader in the design, engineering, fabrication and installation of high-end curtain wall systems, roofing systems, steel construction systems, and eco-energy systems.  Founded in 1992, CAEI has maintained its market leadership by providing timely, high-quality, reliable, fully integrated, and cost-effective solutions.  Collaborating with world-renowned architects and building engineers, the Company has successfully completed nearly one hundred large, complex and unique projects worldwide, including numerous award-winning landmarks across Asia’s major cities.

For further information on China Architectural Engineering, Inc., please visit www.caebuilding.com

Forward-Looking Statements

In addition to historical information, the statements set forth above may include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in forward-looking statements as a result of risks and uncertainties, including, but not limited to, obtaining favorable resolution of the dispute on the Dubai Metro Project and securing proper remedies, negotiating final project agreements for the Nine Dragon projects, raising sufficient capital to fund the Nine Dragon and other projects, successful closing of the Securities Purchase Agreement, adverse capital and credit market conditions, the vulnerability of the Company's business to a general economic downturn in China and globally; the Company’s dependence on government contracts, changes in the laws of the PRC that affect the Company’s operations, fluctuation and unpredictability of costs related to the Company’s products and services, the Company’s dependence on the steel and aluminum markets, reduction or reversal of the Company’s recorded revenue or profits due to “percentage of completion” method of accounting and expenses, and costs associated with its convertible bonds, regulatory approval requirements and competitive conditions. These and other factors that may   result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

Investor Contact:
ICR:
Michael Tieu
Tel:   +86-10-6599-7960
Email: michael.tieu@icrinc.com

Bill Zima
Tel:   +1-203-682-8200
Email: bill.zima@icrinc.com